EXHIBIT 10.2.2

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”) is made effective as of April 27, 2016, by and between FIATP TIMBER LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and CATCHMARK TIMBER TRUST, INC., a Maryland corporation (hereinafter referred to as “Purchaser”).

WITNESSETH:

WHEREAS, Purchaser and Seller previously have entered into that certain Purchase and Sale Agreement, dated as of April 27, 2016 (the “Agreement”); and
WHEREAS, Purchaser and Seller now desire to modify the terms of the Agreement in certain respects.
NOW THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, and for other good and valuable considerations, the parties hereto do hereby covenant and agree that the Agreement is hereby amended as follows:
1.Seller’s Termination Right. The Agreement is hereby amended to add the following thereto as new Section 35:

35.    Seller’s Termination Right. Seller shall have the right to terminate this Agreement for any reason or for no reason, and in its sole and absolute discretion (“Seller’s Termination Right”), by delivering notice to Purchaser thereof on or before the earlier of (a) the end of the Title Review Period and (b) such time as Purchaser issues the Press Release, as hereinafter defined (“Seller’s Termination Date”). In the event Seller terminates this Agreement pursuant to this Section 35, the Earnest Money shall be returned to Purchaser, and neither party will have any further rights, duties or obligations hereunder other than those which expressly survive the termination of this Agreement. In the event Seller does not terminate this Agreement prior to the Seller’s Termination Date, Seller’s Termination Right shall expire, and Seller shall have no further right to terminate this Agreement pursuant to this Section 35. Notwithstanding anything in Section 24 or Section 29 (or in the Confidentiality Agreement referenced therein) of this Agreement to the contrary, Purchaser may at any time issue a press release regarding this Agreement substantially in the form of Schedule 35 attached hereto without any further consent or approval from the Seller (the “Press Release”).

2.Capitalized Terms. All capitalized terms herein shall have the meaning ascribed to such terms in the Agreement.

3.Reaffirmation of the Agreement. This First Amendment shall be deemed a part of the Agreement for all purposes, and the Agreement remains in full force and effect in accordance with its terms and as modified herein.

4.Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Commence on Next Page]

IN WITNESS WHEREOF, this First Amendment to Purchase and Sale Agreement has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

SELLER: FIATP TIMBER LLC, a Delaware limited liability company

By: /s/ Marc A. Walley
Name: Marc A. Walley
Title: President

PURCHASER: CATCHMARK TIMBER TRUST, INC., a Maryland corporation

By: /s/ John D. Capriotti
Name: John D. Capriotti
Title: Director of Acquisitions

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Kevin W. Wood
Name: Kevin W. Wood
Title: VP / Counsel

BROAD ARROW: BROAD ARROW TIMBER COMPANY LLC, a Delaware limited liability company
By: /s/ Christina D. Purcell
Name: Christina D. Purcell
Title: Secretary

Schedule 35

FOR IMMEDIATE RELEASE

CatchMark Agrees to $102 Million Acquisition of Prime South Carolina Timberlands
Deal with Forest Investment Associates for 51,700 Acres

ATLANTA - DRAFT - In the company’s largest acquisition to date since its listing on the NYSE, CatchMark Timber Trust, Inc. (NYSE: CTT) announced today an agreement to acquire 51,700 acres of prime timberlands in South Carolina for $101.8 million, excluding closing costs, from funds managed by Forest Investment Associates. The acquisition of the Midlands Carolinas III timberlands will expand significantly CatchMark’s recent entry into North Carolina and South Carolina from 17,600 to 69,300 acres, and will increase the company’s total acreage in the U.S. South to 480,400 acres. Closing of the transaction is expected by the end of the second quarter 2016.
Adding approximately 2.1 million tons1 to CatchMark’s merchantable inventory, the acquisition comprises 70% pine acres and a 52%/48% pulpwood to sawtimber mix with significant diversity in topography, creating a range of seasonal harvest options to meet changing market demand. The transaction’s productivity is expected to be 4.8 to 5.8 tons per acre per year, adding approximately 250,000 to 300,000 tons per year to CatchMark’s harvest over the next decade.
The Midlands Carolinas III timberlands are proximate to and complementing other recent CatchMark purchases in South Carolina and North Carolina.

Jerry Barag, CatchMark’s President and Chief Executive Officer, said: “This transaction, in one of the Southeast’s strongest timber markets, fits our criteria for prime quality pine plantations and natural pine and hardwood stands with excellent soil quality and above average growing capacity for producing sustainable yields and durable earnings. Proximity to stable, well managed mills, including one of the most efficient and highest capacity mills in the U.S., as well as assumption of an existing long-term supply agreement provides clarity of future sales volumes. The acquisition expands what we believe is one of the industry’s highest quality timberlands portfolio.”
The transaction will be financed through CatchMark's multi-draw term loan.
1. Subject to standard final adjustment prior to closing.
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 425,000 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of December 31, 2015.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, that the inventory mix and diversity in topography of the Midlands Carolinas III timberlands will result in a range of seasonal harvest options to meet changing market demand, that harvest volumes will increase, that the timberlands have the capability to produce sustainable yields and durable earnings, that the timberlands offer significant additional pricing power benefits, and that we have a robust deal pipeline in place. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) the conditions to closing may not be satisfied and, as a result, the acquisition of the Midlands Carolinas III timberlands may not be completed, (ii) we may not generate the harvest volumes from our timberlands that we currently anticipate; (iii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; and (ix) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com